Exhibit 99.1 - PRESS RELEASE




FOR IMMEDIATE RELEASE                                January 21, 1999

Contact: Amy L. Timmerman, Investor Relations - 781-221-6396 John A. Simas, EVP and CFO - 781-221-6307
                  FAX: (781) 221-7594

BostonFed Bancorp, Inc. announces 4th quarter results, payment of $.10 per share dividend, the intention to repurchase 5% of its outstanding common stock and the 1999 Annual Meeting date.

Burlington, MA.- BostonFed Bancorp, Inc. (AMEX- BFD) (the "Company"), the parent of Boston Federal Savings Bank ("BFS"), a federally-chartered stock savings bank, and Broadway National Bank ("BNB"), a national chartered commercial bank, announced earnings of $2.0 million, or $.41 basic earnings per share, $.39 diluted earnings per share, for the fourth quarter of 1998, compared to earnings of $1.7 million, or $.33 basic and $.31 diluted earnings per share for the fourth quarter of 1997. The current quarter's earnings amount to a 24% improvement in basic earnings per share and a 26% improvement in diluted earnings per share compared to last year's fourth quarter. For the year ended December 31, 1998, earnings amounted to $7.6 million, or $1.50 basic and $1.43 diluted earnings per share, compared to $7.1 million, or $1.28 basic and $1.24 diluted earnings per share for the comparable period in 1997. Basic and diluted earnings per share for the year ended December 31, 1998 improved by 17% and 15% respectively, compared to the prior year. The year ended December 31, 1998 was positively impacted by gain on sale of loans of $3.2 million (before income taxes) whereas last year's gain on sale of loans amounted to $1.1 million (before income taxes). Earnings for the year ended December 31, 1997, were also enhanced by $1.2 million (before income taxes) from real estate operations, which included $891,000 (before income taxes), from the sale of a land sub-division owned by a subsidiary of BFS. The Company's annualized return on average stockholders' equity was 9.44% during the fourth quarter of 1998, compared to 8.27% for the fourth quarter of 1997 (annualized). BNB's income and expenses for the period of January 1, 1997 through February 7, 1997 are not included in the following discussion and tables as the acquisition of BNB, using the purchase method of accounting, became effective February 8, 1997. See "Cash Earnings Summary" for a discussion of cash earnings during the above referenced periods.

Also yesterday, the Company's Board of Directors declared a quarterly cash dividend amounting to $.10 per common share. The dividend is payable on or about February 17, 1999 to shareholders of record at the close of business on February 3, 1999. This is the twelfth consecutive quarterly cash dividend paid by the Company.

Additionally, the Board authorized management to repurchase up to 254,996 shares, or 5% of the Company's outstanding common stock, commencing after completion of the Company's existing stock repurchase of which 12,517 shares remain to be purchased. Pursuant to the Company's repurchase program, the shares will be purchased by the Company from time to time, depending upon market conditions, in open market transactions. This is the sixth 5% repurchase program undertaken by the Company.

The Board also voted to hold the Company's fourth Annual Meeting of Stockholders on April 28, 1999 at 2:00 p.m., Eastern Daylight Time, at the Burlington Marriott, 1 Mall Road, Burlington, Massachusetts. The record date for shareholders entitled to vote at the Annual Meeting will be March 5, 1999. The Company intends to mail its proxy solicitation materials on or about March 24, 1999.

Net interest income during the fourth quarter of 1998 was $8.1 million compared to $7.9 million for the fourth quarter of 1997 as industry-wide margin compression was offset by net interest income earned from asset growth. For the year ended December 31, 1998, net interest income was $32.2 million, compared to $30.9 million for the prior year. The net interest margin at 3.05% for the quarter ended December 31, 1998 was 39 basis points lower than last year's comparable quarter and 5 basis points lower than the quarter ended September 30, 1998. For the year ended December 31, 1998, the net interest margin of 3.17% is 25 basis points lower than last year. The net interest margin was compressed due to the continuation of a relatively flat interest rate yield curve. The flat yield curve has provided many adjustable-rate borrowers with an opportunity to re-finance into lower yielding, fixed-rate loans. Market conditions also have prompted the Company to offer discounted rates on new adjustable-rate loan production for portfolio, also contributing to the decreased margin. The majority of fixed-rate loan production was sold in the secondary market.

The provision for loan losses was $455,000 for the quarter ended December 31, 1998, compared to $421,000 for the comparable quarter last year. The allowance for loan losses increased from $6.6 million at December 31, 1997 to $8.5 million at December 31, 1998 due to the provision and net recoveries. The allowance for loan losses was 1,029% of non-performing loans and .88% as a percent of loans at December 31, 1998, compared to 470% and .82%, respectively, at December 31, 1997. The Company's non-performing assets totaled $873,000, or .08% of assets at December 31, 1998, compared to $1.6 million, or .16% of assets at December 31, 1997.

Gain on sale of loans increased to $1.0 million during the quarter ended December 31, 1998, compared to $391,000 for the comparable quarter last year. The reason for this increase was due to increased volume of fixed-rate loans originated and sold during the current quarter due to generally lower market interest rates. The continuation of a strong housing market and economy also contributed to increased volume for financing of home purchases. Loan processing and servicing fees generated a loss of $54,000 for the fourth quarter of 1998, compared to income of 323,000 for the fourth quarter of 1997. The primary reason for the decline is due to an adjustment to the originated mortgage servicing rights ("omsr") of $276,000 during the fourth quarter of 1998 due to more rapid loan prepayments than previously estimated. For the year ended December 31, 1998, loan processing and servicing fees totaled $477,000 compared to $1.2 million for the prior year. The reason for the decline is also due to adjustments to the omsr in the amount of $481,000 for the year ended December 31, 1998 and a decrease in the balance of loans serviced that were sold before omsr was recorded. These conditions are expected to continue in the foreseeable future.

For the year ended December 31, 1998, real estate operations earned $71,000 compared to earnings of $1.2 million for the prior year. Approximately $891,000 of the $1.2 million was due to the sale of the land sub-division mentioned above during the first quarter of 1997.

For the year ended December 31, 1998, other non-interest expenses increased to $6.8 million compared to $5.8 million for the year ended December 31, 1997 due to the inclusion of BNB expenses for the full year and consulting and legal costs incurred to assist in establishing the Company's tax saving strategies that included the formation of real estate investment trusts and securities subsidiaries.

Income tax expense for the quarter ended December 31, 1998 was $1.3 million, compared to $1.2 million for the quarter ended December 31, 1997. The effective income tax rate was 39.2% during the current quarter, compared to 41.9% for the quarter ended December 31, 1997. For the years ended December 31, 1998 and 1997 the effective tax rates were 40.3% and 43.8%, respectively. The lower effective rates during the current quarter and year are due to the implementation of the tax saving strategies.

Total assets at December 31, 1998 were $1.139 billion, compared to $974.7 million at December 31, 1997, an increase of $164.4 million, or 16.9%. Asset growth was primarily in cash and cash equivalents of $12.5 million, investment securities available for sale of $17.4 million and loans, net, of $151.9 million, partially offset by decreases in investment securities held to maturity of $13.3 million and mortgage-backed securities held to maturity of $15.4 million. Cash and cash equivalents increased due to higher balances in Federal Home Loan Bank overnight deposits and federal funds. The growth in investment securities was essentially due to an investment in two mutual funds that invest primarily in government agency mortgage-backed securities. Loans, net of allowance for loan losses increased 19.2%, from a balance of $791.7 million at December 31, 1997 to $943.7 million at December 31, 1998 as loan portfolio origination exceeded amortization and prepayments.

Deposit accounts increased by $87.3 million from a balance of $619.8 million at December 31, 1997 to a balance of $707.1 million at December 31, 1998. The increase is mainly attributable to the successful rollout of a new 15-month retail certificate of deposit acquisition program, a new money market deposit account and growth in NOW account balances, offset by decreases in regular certificates of deposit accounts at BFS.

Federal Home Loan Bank advances increased by $81.0 million, to a balance of $337.5 million at December 31, 1998 from a balance of $256.5 million at December 31, 1997. These advances were used to fund the increase in investments available for sale, mortgage loans held for sale, and loans, net. Other borrowed money (primarily repurchase agreements) which amounted to $7.1 million at December 31, 1997 was repaid during the current year.

During the fourth quarter of 1998 the Company completed a portion of its fifth 5% stock repurchase program and acquired 255,900 shares at an average price of $18.28 per share. The Company has 12,517 shares remaining to be repurchased under this program. The Company had 5,112,441 shares outstanding as of December 31, 1998.

Total stockholders' equity was $81.8 million at December 31, 1998 or $16.84 per share, compared to $81.6 million or $15.72 per share at December 31, 1997. The net increase in total stockholders' equity of $200,000 during the year ended December 31, 1998 was primarily due to the combined effects of net income and the amortization of the Stock-based Incentive Plans, offset by the completion of the fourth 5% stock repurchase program, partial completion of the fifth stock repurchase program and dividends paid. The stockholders' equity to total assets ratio of the Company was 7.2% at December 31, 1998 and 8.4% at December 31, 1997.

This earnings report may contain certain forward-looking statements which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.


                             BOSTONFED BANCORP, INC.

                              Cash Earnings Summary


Cash earnings represent the amount by which tangible equity changes each period due to operating results, which include reported earnings plus the non-cash charges, net of taxes, for the amortization and appreciation of allocated shares in the Company's Employee Stock Ownership Plan, ("ESOP") and stock-based incentive plans, ("SIP"), and amortization of goodwill.

A reconciliation of reported earnings and cash earnings for the three and twelve months ended December 31, 1998 and 1997 is as follows:

                                Three months ended        Twelve months ended
                               12-31-98    12-31-97      12-31-98     12-31-97
                                                (InThousands)

Reported Income                 $2,011       $1,735       $7,621       $7,055

Add:
         ESOP Expense              332          166        1,559        1,360
         SIP Expense               131          203          608        1,226
         Goodwill                   53           64          212          194

Deduct:
         Tax on ESOP               (80)         (80)        (320)        (315)
         Tax on SIP                (55)         (85)        (255)        (515)

Cash Earnings                   $2,392       $2,003        9,425        9,005
                                 =====        =====        =====        =====

Resultant Cash Earnings Data:

Basic Earnings Per Share         $0.48        $0.38        $1.86         $1.64
Diluted Earnings Per Share       $0.47        $0.36        $1.77         $1.58
Return on Assets (annualized)     0.86%        0.83%        0.89%         0.95%
Return on Equity (annualized)    11.23%        9.55%       11.16%        10.48%

Cash earnings indicates the addition to tangible capital, which measures the Company's capacity for growth, ability to execute share repurchases or pay dividends. As indicated above, cash earnings for the quarter ended December 31, 1998 amounted to $2.4 million, or $381,000 more than reported earnings indicates. For the year, cash earnings amounted to $9.4 million, or $1.8 million greater than reported earnings.

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
BOSTONFED BANCORP, INC.
Consolidated Balance Sheets

                                                         December 31,          December 31,
                                                     --------------------------------------
                                                            1998                  1997
                                                      ---------------       --------------
                                                                (In Thousands)
                                                                 (Unaudited)
Assets
--------------
Cash and cash equivalents                               $         37,201      $        24,690
Investment securities available for sale                          49,137               31,768
Investment securities held to maturity                             7,302               20,630
Mortgage-backed securities available for sale                     21,029               19,125
Mortgage-backed securities held to maturity                       22,913               38,350
Mortgage loans held for sale                                      17,008                9,817
Loans, net of allowance for loan losses                          943,662              791,728
Accrued interest receivable                                        5,549                5,163
Stock in FHLB of Boston & Federal Reserve Bank                    17,802               16,613
Premises and equipment                                             6,614                6,842
Real estate owned                                                     47                  195
Other assets                                                      10,859                9,759
                                                          ---------------       --------------
         Total assets                                   $      1,139,123      $       974,680
                                                          ===============       ==============
Liabilities and Stockholders' Equity
---------------------------------------------------
Liabilities:
  Deposit accounts                                      $        707,144      $       619,821
  Federal Home Loan Bank advances                                337,500              256,500
  Other borrowed money                                                 0                7,140
  Advance payments by borrowers for taxes and insurance            3,405                3,133
  Other liabilities                                                9,280                6,475
                                                          ---------------       --------------
              Total liabilities                                1,057,329              893,069
                                                          ---------------       --------------
Stockholders' equity;
  Common stock and additional paid- in- capital                   66,483               65,348
  Retained earnings                                               44,256               38,645
  Accumulated Other Comprehensive Income                             312                  242
  Less unallocated ESOP shares                                    (2,418)              (3,174)
  Less unearned 1996 Stock-Based Incentive Plan                     (711)              (1,304)
  Less Treasury Stock                                            (26,128)             (18,146)
                                                           ---------------       --------------
            Total stockholders' equity                            81,794               81,611
                                                           ---------------       --------------
         Total liabilities and stockholders' equity     $      1,139,123      $       974,680
                                                           ===============       ==============

Selected Financial Highlights --      (At End of Period)
---------------------------------------------------------------
  Total stockholders' equity to total assets                         7.2%                 8.4%
  Market value per share                                          $17.63               $21.88
  Book value per common share                                     $16.84               $15.72
  Number of shares outstanding                                 5,112,441            5,520,437
  Non-performing loans                (Dollars in Thousands)        $826               $1,405
  Real estate owned                   (Dollars in Thousands)         $47                 $195
  Total non-performing assets         (Dollars in Thousands)        $873               $1,600
  Total non-performing assets as a percent of
      total assets                                                  0.08%                0.16%
  Allowance for loan losses           (Dollars in Thousands)      $8,500               $6,600
  Allowance for loan losses as a percent of
      non-performing loans                                       1029.06%              469.75%
  Allowance for loan losses as a percent of
      non-performing assets                                       973.65%              412.50%
  Allowance for loan losses as a percent of loans                   0.88%                0.82%
  Total loans serviced for others     (Dollars in Thousands)    $648,279             $549,422

                                       4

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

BOSTONFED BANCORP, INC.
Consolidated Statements of Operations
                                                      -------------------------------------------------
                                                         Three Months Ended           Twelve Months Ended
                                                              December 31,                 December 31,
                                                 ----------------------------    -----------------------------
                                                    1998             1997            1998            1997
                                                                                          (In Thousands)
                                                                                           (Unaudited)
Interest income:
  Loans                                        $      17,268   $      15,222  $        66,040  $       58,805
  Mortgage-backed securities                             757             985            3,335           4,229
  Investment securities                                1,202           1,221            5,400           5,003
                                                 ------------     -----------    -------------   -------------
    Total interest income and dividend income         19,227          17,428           74,775          68,037
                                                 ------------     -----------    -------------   -------------
Interest expense:
  Deposit accounts                                     6,310           5,272           24,096          19,176
  Borrowed funds                                       4,791           4,218           18,461          17,953
                                                 ------------     -----------    -------------   -------------
    Total interest expense                            11,101           9,490           42,557          37,129
                                                 ------------     -----------    -------------   -------------
Net interest income                                    8,126           7,938           32,218          30,908
Provision for loan losses                                455             421            1,642           1,696
                                                 ------------     -----------    -------------   -------------
  Net interest income after provision                  7,671           7,517           30,576          29,212
Non-interest income:
  Loan processing and servicing fees                     (54)            323              477           1,241
  Gain on sale of loans                                1,043             391            3,173           1,114
  Other                                                  643             613            2,478           2,451
                                                 ------------     -----------    -------------   -------------
    Total non-interest income                          1,632           1,327            6,128           4,806
                                                 ------------     -----------    -------------   -------------
Non-interest expense:
  Compensation and benefits                            3,416           3,506           13,728          13,543
  Occupancy and equipment                                795             776            3,187           3,087
  Federal deposit insurance premiums                      82              77              327             293
  Real estate operations                                 (31)            (44)             (71)         (1,230)
  Other                                                1,735           1,545            6,761           5,765
                                                 ------------     -----------    -------------   -------------
    Total non-interest expense                         5,997           5,860           23,932          21,458
                                                 ------------     -----------    -------------   -------------
Income before income taxes                             3,306           2,984           12,772          12,560
Income tax expense                                     1,295           1,249            5,151           5,505
                                                 ============     ===========    =============   =============
Net income                                     $       2,011   $       1,735  $         7,621  $        7,055
                                                 ============     ===========    =============   =============

Selected Financial Highlights--
--------------------------------------
     (For the periods ending)
  Basic earnings per share                             $0.41           $0.33            $1.50           $1.28
  Diluted earnings per share                           $0.39           $0.31            $1.43           $1.24
  Return on average assets(annualized)                 0.72%           0.72%            0.72%           0.75%
  Return on average stockholders'
        equity(annualized)                             9.44%           8.27%            9.02%           8.21%
  Net interest rate spread(annualized)                 2.57%           2.95%            2.69%           2.95%
  Net interest margin(annualized)                      3.05%           3.44%            3.17%           3.42%
  Mortgage loan originations
      (Dollars in Thousands)                        $252,526        $115,186         $864,319        $361,037

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